Exhibit 99.1

Xencor Reports Third Quarter 2015 Financial Results and Pipeline Update

Monrovia, Calif. — November 3, 2015 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biotechnology company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic disease, and cancer, today reported financial results for the third quarter ended September 30, 2015 and provided a review of recent business highlights.

“The advancements made this quarter for both our internal and partnered XmAb programs represent progress across the full breadth of our Fc engineering technology. For our XmAb® bispecific antibody platform, we are working toward the initiation of clinical trials for XmAb®14045 and XmAb®13676, which are planned for the first half and second half of 2016, respectively and in September we announced our research collaboration with Amgen to apply our bispecific platform to their antibodies,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “In the months ahead, we plan to initiate clinical testing of XmAb®5871 in IgG4-Related Disease (IgG4-RD) and report full data results from our ongoing Phase 1a trial of XmAb®7195 in the first half of 2016. We are on strong financial footing, with sufficient cash to advance development of our clinical programs and platform through 2019.”

Business Highlights

XmAb 5871: A first-in-class monoclonal antibody that targets CD19 with its variable domain and that uses Xencor’s proprietary XmAb immune inhibitory Fc domain to target FcγRIIb, a receptor that inhibits B-cell function.

•                  Xencor plans to file an investigational new drug (IND) application this year and initiate enrollment in a Phase 2, open-label, pilot study of XmAb5871 in IgG4-RD in early 2016. The trial, designed to assess control of disease activity, will enroll approximately 15 subjects for up to 24 weeks and will utilize the IgG4-RD Responder Index to measure treatment activity (Carruthers 2012, International Journal of Rheumatology). Xencor expects to report preliminary data by the end of 2016.

•                  Xencor plans in 2016 to initiate clinical development of XmAb5871 in an additional autoimmune disease and initiate a bioequivalence trial with a subcutaneous formulation.

XmAb 7195: A first in class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, resulting in three distinct mechanisms of action for reducing IgE levels.

•                  Xencor plans to report complete IgE reduction and safety data from the ongoing Phase 1a trial of XmAb7195 for the treatment of asthma in the first half of 2016.

•                  Xencor plans to initiate a Phase 1 trial with a subcutaneous formulation of XmAb7195 in 2016.

Internal Bispecific Oncology Pipeline: Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  Xencor remains on track to initiate clinical trials for its first two bispecific oncology candidates, XmAb14045, for the treatment of acute myeloid leukemia, and XmAb13676, for the treatment of B-cell malignancies, in the first and second half of 2016, respectively.

•                  Xencor plans to start clinical trials for additional bispecific oncology candidates in 2017.

Partnered XmAb Programs

•                  In September 2015, Xencor and Amgen entered into a research and license agreement to develop and commercialize five bispecific molecules based on Amgen antibodies against predefined targets, and Xencor’s preclinical T cell engager program directed at CD38 and CD3 for multiple myeloma.  Xencor received a $45 million upfront payment, and is eligible to receive up to $1.7 billion in clinical, regulatory and sales milestone payments in total and royalties on sales.

•                  In September 2015, Xencor reported that its partner, CSL Limited, through its licensee Janssen Biotech Inc., initiated a Phase 2 clinical trial of CSL362 (now called JNJ-56022473), which uses Xencor’s XmAb Cyotoxic Fc Domain, for the potential treatment of patients with acute myeloid leukemia (AML). The trial initiation triggered a milestone payment to Xencor.

Third Quarter Ended September 30, 2015 Financial Results

Cash equivalents and marketable securities totaled $197.6 million as of September 30, 2015, compared to $54.7 million on December 31, 2014. The increase reflects the net proceeds of $115.0 million received from completion of Xencor’s follow-on financing in the first quarter and net proceeds from partners and collaborators during the first three quarters of 2015 including an upfront payment of $45.0 million received from Amgen in the third quarter.

Revenues for the third quarter ended September 30, 2015 were $3.5 million, compared to $0.8 for the same period in 2014. Revenues for the nine months ended September 30, 2015 were $6.0 million, compared to $3.9 million for the same period in 2014. Revenues in the three and nine month period ended September 30, 2015 were earned primarily from the Company’s Novo Nordisk and Alexion collaborations and also reflect a milestone payment received from our CSL collaboration, compared to revenue for the same periods in 2014, which was primarily earned from Xencor’s 2010 Amgen collaboration which terminated in the fourth quarter of 2014.

Research and development expenditures for the third quarter ended September 30, 2015 were $10.6 million, compared to $5.0 million for the same period in 2014. Total research and development expenses for the nine months ended September 30, 2015 were $23.3 million, compared to $13.5 million for the same period in 2014. The increased research and development spending for the three and nine months ended September 30, 2015 over the same periods in 2014 is primarily due to increased spending on Xencor’s bispecific technology and development pipeline, including its initial bispecific oncology candidates, XmAb14045 and XmAb13676.

General and administrative expenses in the third quarter ended September 30, 2015 were $3.2 million, compared to $2.2 million for the same period in 2014. Total general and administrative expenses for the first nine months of 2015 were $8.5 million compared to $5.5 million for the same period in 2014. The increased spending in the general and administrative area is due to increased staffing in Xencor’s legal and accounting departments and additional spending in professional fees for legal and business development activities.

Non-cash, share-based compensation expense for the first nine months of 2015 was $3.4 million compared to $1.1 million in the first nine months of 2014.

Net loss for the third quarter ended September 30, 2015 was $10.0 million, or $(0.25) on a fully diluted per share basis, compared to a net loss of $6.3 million or $(0.20) on a fully diluted per share basis, for the same period in 2014. For the nine months ended September 30, 2015, net loss was $25.3 million, or $(0.66) on a fully diluted per share basis, compared to a net loss of $15.1 million, or $(0.48) on a fully diluted per share basis for the same period in 2014. The increased loss for the three and nine months ended September 30, 2015 over the same periods in 2014 is due to increased spending in both the research and development and general and administrative areas and the increase in stock based compensation charges.

The total shares outstanding as of September 30, 2015 was 40,477,003, which reflects the additional 8,625,000 shares issued in the Company’s follow-on financing in the first quarter of 2015.

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2019.

Conference Call and Webcast:

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these third quarter 2015 financial results and provide a corporate update.

The live call may be accessed by dialing (855) 433 0932 for domestic callers or (484) 756 4280 for international callers, and referencing conference ID number: 63690755. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of asthma and allergic diseases, autoimmune diseases and cancer. Currently, eight candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871, which completed a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease in 2015; XmAb7195 in Phase 1a development for the treatment of asthma; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor’s President and CEO and any expectations relating to its business, research and development programs, including XmAb5871, XmAb7195 and its bispecific programs, partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
John Kuch, Vice President, Finance

Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark
Canale Communications for Xencor
Tel: 619-849-6005
jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$57,738	$54,649
Short term marketable securities	70,206	—
Other current assets	1,932	3,100
Total current assets	129,876	57,749

Property and equipment, net	2,293	899
Long-term marketable securities	69,632	—
Intangible assets, net	9,617	9,116
Other assets	63	59
Total assets	$211,481	$67,823

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$8,924	$3,942
Current portion of deferred revenue	47,652	2,254
Total current liabilities	56,576	6,196

Deferred rent, less current portion	659	—
Deferred revenue, less current portion	931	2,337
Total liabilities	58,166	8,533

Stockholders’ equity	153,315	59,290

Total liabilities and stockholders’ equity	$211,481	$67,823

The 2014 balance sheet was derived from the 2014 annual financial statements included in the form 10-K that was filed on February 20, 2015.

Xencor Inc.

Condensed Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended Semptember 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$3,503	$848	$6,008	$3,856

Operating expenses:
Research and development	10,582	4,953	23,263	13,464
General and administrative	3,233	2,182	8,521	5,499
Total operating expenses	13,815	7,135	31,784	18,963

Loss from operations	(10,312)	(6,287)	(25,776)	(15,107)

Other income (expense), net	275	9	427	34

Net loss	(10,037)	(6,278)	(25,349)	(15,073)

Net unrealized gain (loss) on marketable securities	84	—	(6)	—
Comprehensive loss	$(9,953)	$(6,278)	$(25,355)	$(15,073)

Basic and diluted net loss per common share	$(0.25)	$(0.20)	$(0.66)	$(0.48)
Basic and diluted weighted average number of common shares	40,473,520	31,395,626	38,514,179	31,376,502